                                                                    EXHIBIT 12.1

                            SOLA INTERNATIONAL INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)
                                  (Unaudited)

                                                     Year Ended March 31,
                                                  ---------------------------
                                                   1999     2000      2001
                                                  -------  ------- ----------
Fixed charges:
  Interest expense............................... $18,015  $20,282 $   24,589
  Interest capitalized during period.............     167       --        185
  Amortization of financing costs................     457      478        986
  Interest portion of rental expense.............   2,391    2,605      2,586
                                                  -------  ------- ----------
Total fixed charges.............................. $21,030  $23,365 $   28,346
                                                  =======  ======= ==========

Earnings:
  Income/(loss) from continuing operations before
   income taxes.................................. $20,192  $ 1,065 $ (100,492)

Fixed charges per above..........................  21,030   23,365     28,346
Less interest capitalized during the period......    (167)      --       (185)
Current period amortization of interest
 capitalized in prior periods....................      27       60         36
                                                  -------  ------- ----------

Earnings/Deficiency in earnings as adjusted...... $41,082  $24,490 $  (72,295)
                                                  =======  ======= ==========

Ratio of earnings to fixed charges...............    1.95     1.05         --
                                                  =======  ======= ==========
Ratio of deficiency in earnings to fixed
 charges.........................................      --       --      (2.55)
                                                  =======  ======= ==========

   For purposes of this calculation, earnings/deficiency in earnings are defined as income/(loss) before provision for income taxes, minority interest and discontinued operations plus fixed charges. Fixed charges include interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense which management believes is representative of the interest factor of rent expense (approximately one-third of rent expense).